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                                                                  EXHIBIT 10.19

Confidential Treatment requested. Confidential portions of this document have been redacted and separately filed with the Securities and Exchange
                                  Commission.

                     THIRD AMENDMENT TO RESEARCH COLLABORATION
                      AND LICENSE AGREEMENT DATED MAY 31, 1991

          This Third Amendment dated this 3rd day of November, 1997 between Merck & Co., Inc. ("Merck") and Vical Incorporated ("Vical").

          WHEREAS on May 31, 1991 Merck and Vical entered into a Research Collaboration and License Agreement, as amended on April 27, 1994 and December 13, 1995 (the "Agreement") under which Merck obtained an exclusive license under VICAL PATENT RIGHTS and VICAL KNOW-HOW to develop, make, have made, use and sell LICENSED PRODUCTS in the TERRITORY (all as defined therein) upon the terms and conditions set forth therein; and

          WHEREAS the parties wish to further amend the Agreement to provide that Merck shall have rights to vaccine products for the treatment of patients infected with Human Immunodeficiency Virus and Hepatitis B Virus upon the terns and conditions of the Agreement as amended hereby;

          NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereto agree as follows:

1.   This Third Amendment shall be effective as of the date set forth above.

2. Article 1.3 of the Agreement is amended by adding at the end thereof the following sentence:

     "LICENSED PRODUCT shall also mean TREATMENT VACCINE(S)."

3.  The Agreement is amended by adding to Article 1 a new section as follows:

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     1.14      TREATMENT VACCINE(S) shall mean a bulk or finished vaccine for the treatment of (i) Human Immunodeficiency Virus (HIV-1) and/or diseases caused by infection with HIV-1 in humans and (ii) Hepatitis B Virus ("HBV") and/or diseases caused by infection with HBV in humans, which utilizes the Technology or technology which is developed by VICAL during and as a result of the RESEARCH COLLABORATION PROGRAM.

4.  The Agreement is amended by adding Article 8.3(g) as follows:

     8.3(g) Merck shall make the non-refundable research milestone payments provided for in Schedule E to the Third Amendment for the first TREATMENT VACCINE for HIV-1 and/or diseases caused by infection with HIV-1 in humans and the first TREATMENT VACCINE for HBV and/or diseases caused by infection with HBV in humans.

5.  Article 8.4 is hereby amended to be replaced in its entirely as follows:

     8.4(a) Except as set forth in Article 8.4(b) with respect to royalties for TREATMENT VACCINE(S), in consideration of the license granted in Article 3, MERCK shall pay royalties to VICAL in each calendar
               year in the amount of (                   ) of NET SALES by
               MERCK, its AFFILIATES or permitted sublicensees of each LICENSED PRODUCT which is covered by VALID PATENT RIGHTS.

     8.4(b) In consideration of the license granted in Article 3 for TREATMENT VACCINE(S), royalties shall be payable to VICAL in each calendar year as follows:

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     8.4(b)(i) for sales outside the United States, its territories and possessions by MERCK, its AFFILIATES or permitted sublicensees for each TREATMENT VACCINE:

     (A) the sale of which is covered by VALID PATENT RIGHTS in the country of sale, for the term of the relevant VALID PATENT RIGHTS in the following amounts:

               For annual NET SALES less than or equal
               to (                )    (  ) of NET SALES

               For annual NET SALES greater than (               ), for
               (  )           of NET SALES
               that portion of NET SALES greater than (              )

     (B)       the sale of which is not covered by VALID PATENT RIGHTS in the
               country of sale, in the amount of (   ) of NET SALES for a period
               of five (5) years from the date of first commercial sale in such country. MERCK shall pay royalties to VICAL pursuant to this section 8.4(b)(i)(B) and such royalties shall be in lieu of patent royalties and shall not be additive where patents later issue in a country.

     8.4(b)(ii)For sales in the United States, its territories and possessions, whether or not covered by a claim of VALID PATENT RIGHTS:

               For annual NET SALES less than or equal
               to (               )     (  ) of NET SALES

               For annual NET SALES greater than (              ) and
               less than or equal to (             ), for that portion
               (  )           of NET SALES
               of NET SALES greater than (             )

               For annual NET SALES greater than (                ) or
               equal to (               ), for that portion of   (  ) of
               NET         SALES
               NET SALES greater than (               )

               For annual NET SALES greater than (                   )    (  )
               of NET SALES

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               for that portion of NET SALES greater than (              )

     (A) In the event the sale of TREATMENT VACCINE is covered by VALID PATENT RIGHTS in the country of sale, the royalty set forth in 8.4(b)(ii) shall be payable for the life of such VALID PATENT RIGHTS.

     (B) In the event the sale of TREATMENT VACCINE are not covered by VALID PATENT RIGHTS in the country of sale, royalties shall begin on the date of first commercial sale and shall be payable for a period of five (5) years from first commercial sale. The royalties payable under this section shall be in lieu of patent royalties and shall not be additive where patents later issue in a country.

     8.4(c) For purposes of calculating royalties due to Vical under Articles 8.4(b)(i) (A) and 8.4(b)(ii), the sales level tiers set forth therein will be adjusted cumulatively, using the U.S. Pharmaceutical Price Index for sales in the U.S., its territories and possessions and the corresponding European index for sales outside the U.S. Said adjustments will be made based on the change in each such Index from the effective date of this Third Amendment as compared to the dates of the first commercial Ex-U.S. and U.S. sales, respectively, of each TREATMENT VACCINE. Thereafter, the sales level tiers will be adjusted as of each anniversary date of such first commercial sale, based on the change in the weighted average selling price of each TREATMENT VACCINE for, respectively, U.S. and Ex-U.S. sales, based on a comparison of the two prior years weighted average selling price. It is understood that for the first anniversary, the weighted average selling price at launch will be compared to the weighted average selling price over the first year, in each case.

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6.  Article 8.5 is amended by adding the following at the beginning thereof:

          "Other than for TREATMENT VACCINE(S),..."

7.  Article 8.8 is hereby amended to be replaced in its entirety as follows:

     8.8(a) Except for royalties for TREATMENT VACCINE(S), which is addressed in Article 8.8(b), if MERCK is required to pay cumulative
               royalties in excess of (                    ) of Net Sales for
               additional licenses required to commercialize a particular LICENSED PRODUCT, the royalties payable to VICAL herewith with
               respect to such LICENSED PRODUCT shall be reduced by (         )
               of the additional royalties beyond such (                      )
               figure; provided however, that in no event shall the royalties due VICAL hereunder, after taking into account the above
               reduction, be reduced below (                            ).

     8.8(b)    If MERCK is required to pay cumulative royalties in excess of (
                                 ) for licenses required to commercialize a
               particular TREATMENT VACCINE (including the royalties set forth under this Agreement), the royalties payable to VICAL with respect to such TREATMENT VACCINE shall be reduced by
               (                     ) of the royalties beyond such (
                         ) figure; provided, however, that in no event shall the
               royalties due VICAL with respect to any country, after taking into account the above reduction, be reduced by more than
               (                     ).  Unused royalty credits may be carried
               into subsequent royalty periods.

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8.  The Agreement is amended by adding Articles 8.10, 8.11 and 8.12 thereto as follows:

     8.10 Within thirty (30) days of the date of this Third Amendment, Merck will purchase duly issued and validly authorized unregistered shares of VICAL common stock having an aggregate purchase price of $5,000,000 (five million dollars) on the terms and subject to the conditions of the Stock Purchase Agreement dated of even date herewith, between VICAL and MERCK, at a price per share equal to the greater of $ 16.00 per share or 125% of the average of VICAL's per share closing price for the twenty
               (20) trading days prior to, but not including, the Effective Date of the Third Amendment.

     8.11 VICAL is hereby granted an option (the "OPTION") to co-promote TREATMENT VACCINE(S) in the United States to a select target audience that will be agreed upon by the parties. With respect to each TREATMENT VACCINE, the OPTION will be exercisable by VICAL at any time prior to MERCK's completion of Phase III clinical trials for such TREATMENT VACCINE. Prior to exercising its OPTION with respect to a TREATMENT VACCINE, VICAL will establish, to MERCK's reasonable satisfaction, that at the estimated time of the first PLA filing in the United States for such TREATMENT
               VACCINE, VICAL will have a sales force of at least (   )
               professional representatives who will be available to make at least 6 detail calls per day on at least 200 days per year with respect to such TREATMENT VACCINE. The parties will enter into a co-promotion agreement for such co-promotion by VICAL within six
               (6) months of the exercise of the OPTION. The co-promotion agreement will contain reasonable terms and conditions, consistent with industry standards and the terms of this Agreement. The co-promotion agreement will contain the financial terms set forth on Schedule F of this Third Amendment.

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     8.12      In the event a TREATMENT VACCINE is also capable of being used for the prevention of the same human infectious disease, in its sole discretion VICAL may choose to have royalty payments made under Article 8.4(a) and Article 8.5 or, alternatively, under Articles 8.4(b) and 8.11 (co-promotion option).

9. The effectiveness of this Third Amendment is subject to the execution and delivery of the Stock Purchase Agreement dated as of even date herewith, between VICAL and MERCK and payment by MERCK of the $5,000,000 (five million dollars) thereunder.

10. Except as amended hereby, all other terms and conditions of the Agreement shall remain unchanged and shall continue in full force and effect. Capitalized terms in this Third Amendment shall have the meaning set forth in the Agreement.

     IN WITNESS WHEREOF, the parties hereto have had this Third Amendment executed by their authorized representatives as set forth below.

MERCK & CO., INC.                    VICAL INCORPORATED

BY:  (s) Ray Gilmartin               BY:  (s) Alain B. Schreiber, M.D.

TITLE: Chairman, President and       TITLE:    President & C.E.O.
        Chief Executive Officer

DATE:     November 3, 1997           DATE:     October 27, 1997

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SCHEDULE E - MILESTONES FOR TREATMENT PRODUCTS



(                                             )*                       (       )


(                                             )*                       (       )


(                                             )                        (       )



(                                             )                        (       )






* If the milestone is paid on the identified date, it will be paid only once and credited against the milestone due when the event is achieved.

"Major Market Country" shall mean the United States, EC countries, Canada, or Japan.

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                     SCHEDULE F - CO-PROMOTION FINANCIAL TERMS

1. All sales made by VICAL under the Co-Promotion Agreement will be booked by Merck.

2. VICAL will, in addition to the royalties set forth in Article 8.4(b), receive the following amounts in consideration for its Co-Promotion efforts:

A. If VICAL provides between 25 and 49 sales representatives for the co-promotion VICAL will receive the following royalty increment on U.S. NET
     SALES:

     For annual U.S. NET SALES less than (               )  (     )

     For annual U.S. NET SALES equal to or greater than     (     )
     (            ) and less than or equal to (           )
     for that portion of U.S. NET SALES equal to or greater than
     (             )

     For annual U.S. NET SALES greater than (             ) (     )
     for that portion of U.S. NET SALES greater than (              )

B. If VICAL provides 50 or more sales representatives for the co-promotion, VICAL will receive the following royalty increment on U.S. NET SALES:

     For annual U.S. NET SALES less than (                 )     (    )

     For annual U.S. NET SALES equal to or greater than (             )  (     )
      and less than or equal to (                ) for that portion of
      U.S. NET SALES equal to or greater than (                )

     For annual U.S. NET SALES greater than (               )    (    )
     for that portion of U.S. NET SALES greater than (              )

3. It is understood that with respect to each TREATMENT VACCINE, the size of VICAL's sales force for such TREATMENT VACCINE on the date that VICAL exercises its option will determine permanently the level of incremental royalty that VICAL will receive on U.S. sales of such TREATMENT VACCINE, notwithstanding that VICAL may subsequently increase the size of such sales force.

4. It is understood that all costs related to the VICAL sales force, including training, will be for the account of VICAL.

5. For purposes of calculating the royalty increment described in Paragraph 2, above, the Sales level tiers set forth therein will be adjusted cumulatively, using the U.S. Pharmaceutical Price Index. Said adjustments will be made based on the change in such Index from the effective date of this Third Amendment as compared to the date of the First Commercial sale of each TREATMENT VACCINE in the U.S.. Thereafter, the sales level tiers will be adjusted as of each anniversary date of such first commercial sale based on the change in the weighted average selling price of each TREATMENT VACCINE, based on a comparison of the two prior years weighted average selling price. It is understood that for the first anniversary, the weighted

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     average selling price at launch will be compared to the weighted average selling price over the first year in each case.